Exhibit 99.2

  Moody's Announces a 2-for-1 Stock Split and Cash Dividend Increase

    NEW YORK--(BUSINESS WIRE)--Feb. 16, 2005--The Board of Directors of Moody's Corporation (NYSE:MCO) has declared a two-for-one stock split to be effected as a special stock distribution of one share of common stock for each share of the Company's common stock outstanding. Stockholders of record as of the close of business on May 4, 2005 will receive one additional share of common stock for each share of the Company's common stock held on that date. Such additional shares will be distributed on May 18, 2005.
    The Board of Directors' declaration of a special stock distribution is subject to stockholder approval of a charter amendment to increase the Company's authorized common shares. Moody's stockholders will vote on the charter amendment at the Company's Annual Meeting, which will be held on April 26, 2005. The proposal to amend the Company's charter to increase the number of authorized shares will be more fully described in the Company's annual meeting proxy statement to be filed with the SEC, in preliminary form, later this month.
    The Board of Directors also approved a 47% increase in the Company's regular quarterly cash dividend payable on June 15, 2005 to stockholders of record as of the close of business on May 27, 2005. On a pre-split basis, the quarterly dividend will be increased to 11 cents per share from the previous level of 7.5 cents per share. If the stock split is effected, then on a post-split basis, the dividend will be increased to 5.5 cents per share from the 3.75 cents per share that otherwise would have been paid absent the dividend increase.
    Moody's Corporation (NYSE:MCO) is the parent company of Moody's Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody's KMV, a leading provider of market-based quantitative services for banks and investors in credit-sensitive assets serving the world's largest financial institutions. The corporation, which reported revenue of $1.4 billion in 2004, employs approximately 2,500 people worldwide and maintains offices in 18 countries. Further information is available at www.moodys.com.

    CONTACT: Moody's Corporation
             Investor Relations and Corporate Finance
             Michael Courtian, 212-553-7194
             michael.courtian@moodys.com